Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "TETON ADVISORS, INC.", FILED IN THIS OFFICE ON THE SIXTH DAY OF FEBRUARY, A.D. 2017, AT 5:33 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

2842344 8100
SR# 20170686070

Authentication: 201992626
Date: 02-06-17

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:33 PM 02/06/2017
FILED 05:33 PM 02/06/2017
SR 20170686070 - File Number 2842344

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
TETON ADVISORS, INC.

Teton Advisors, Inc. (the "**Corporation**"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies, pursuant to Section 242 of the General Corporation Law of the State of Delaware:

FIRST: That the Amended and Restated Certificate of Incorporation of this Corporation (the "**Certificate of Incorporation**") is hereby amended as follows:

1. Subparagraph A of the paragraph entitled FOURTH in the Certificate of Incorporation is deleted and replaced in its entirety with the following:

   A. Capital Stock. The total number of shares of capital stock which the Corporation is authorized to issue is Two Million Eighty Thousand (2,080,000) shares, which shall be divided into three classes, consisting of One Million Two Hundred Thousand (1,200,000) shares of Class A Common Stock, par value $0.001 per share (the "Class A Common Stock"), Eight Hundred Thousand (800,000) shares of Class B Common Stock, par value $0.001 per share (the "Class B Common Stock"), and Eighty Thousand (80,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").

2. Clause 1 of Subparagraph B of the paragraph entitled FOURTH in the Certificate of Incorporation is deleted and replaced in its entirety with the following:

   1. Dividend Rights. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Corporation's Board of Directors (the "Board") out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be). Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend or distribution per share of Class A Common Stock and Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders

of a majority in voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

3. Clause 2 of Subparagraph B of the paragraph entitled FOURTH in the Certificate of Incorporation is deleted and replaced in its entirety with the following:

2. Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of the holders of any series of Preferred Stock then outstanding, upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority in voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

4. Subclause (c) of Clause 3 of Subparagraph B of the paragraph entitled FOURTH in the Certificate of Incorporation is deleted and replaced in its entirety with the following:

(c). Voting. Except as otherwise required by law or this Certificate of Incorporation, the Class A Common Stock and the Class B Common Stock shall vote together as a single class with respect to all matters which may be submitted to stockholders.

5. Subparagraph C of the paragraph entitled FOURTH in the Certificate of Incorporation is deleted and replaced in its entirety with the following:

C. Preferred Stock.

1. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the authorized but unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable laws of the State of Delaware, setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designations, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designations, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. The

authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges or be exchangable for shares of any other class or series, or any other security, of the Corporation, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) Any other relative rights, preferences and limitations of that series.

Unless otherwise provided in any certificate of designations relating to any series of Preferred Stock, regardless of series, shares of Preferred Stock which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise, shall be automatically retired and cancelled and, upon such retirement and cancellation, shall return to the status of authorized but unissued shares of Preferred Stock, without designation as to series of Preferred Stock, and the Corporation shall have the right to reissue such shares.

2. Except as may otherwise be provided in any certificate of designations relating to any series of Preferred Stock or by applicable law, the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

3. Except as expressly set forth in any certificate of designations relating to any series of Preferred Stock or any agreement between the Corporation and its stockholders, the holders of Preferred Stock shall have no preemptive right to subscribe for any shares of any class of capital stock of the Corporation whether now or hereafter authorized.

6. A new Subparagraph D is added at the end of the paragraph entitled FOURTH in the Certificate of Incorporation as follows:

D. Notice. Without limiting any manner by which notice may be given under applicable law, any notice required or permitted to be given to the holders of shares of Class A Common Stock, Class B Common Stock or Preferred Stock under this Certificate of Incorporation, the Bylaws of the Corporation or applicable law shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

7. The title of the paragraph entitled SEVENTH in the Certificate of Incorporation is deleted and replaced with the title SIXTH.

8. The title of the paragraph entitled EIGHT in the Certificate of Incorporation is deleted and replaced with the title SEVENTH, and the last sentence of such paragraph is hereby deleted and replaced with the following:

In addition to any greater or additional vote required by this Certificate of Incorporation, any alteration, amendment or repeal of the Bylaws of the Corporation by the stockholders shall require the affirmative vote of a majority in voting power of the outstanding Class A Common Stock, Class B Common Stock and Preferred Stock, voting together as a single class.

9. The title of the paragraph entitled NINTH in the Certificate of Incorporation is deleted and replaced with the title EIGHTH.

SECOND: The foregoing amendments were duly adopted in accordance with the provisions of Section 242 and Section 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Teton Advisors, Inc. has caused this certificate to be signed by its duly authorized officer on this 6th day of February, 2017.

Teton Advisors, Inc.

By: ______________________

Name: Nicholas Galluccio
Title: President & Chief Executive Officer